EXHIBIT 2.1

Dated the 26th day of November, 2006

GUIDING MEDIA ADVERTISING LIMITED

And

NCN MEDIA SERVICES LIMITED

And

Wilson Hao and Kevin Liu

AGREEMENT for business co-operation with an option

THIS AGREEMENT is made on this 26th day of November 2006

BETWEEN:

1)       GUIDING MEDIA ADVERTISING LIMITED (“Guiding Media”), a company incorporated in the People’s Republic of China, of the first part;

2)       NCN MEDIA SERVICES LIMITED (“NCN”), a company incorporated in the British Virgin Islands, of the second part; and

3)       Wilson Hao and Kevin Liu, each being a 50% shareholder of Guiding Media (hereinafter collectively referred to as “Shareholders”) jointly and severally of the third part.

WHEREAS: -

A.	By virtue of an agreement dated September 14, 2006 made between Guiding Media of the one part and Shanghai Yukang Advertising Company Limited (“Yukang”) of the other part (“Licence Agreement”), Guiding Media has acquired for a term of 20 years the contractual right to design, build and operate 120 LED panels (“LED panels”) at outdoor locations in the Changning District of Shanghai, China and to operate the same as a business project (“Project”). Guiding Media is entitled to retain all the business proceeds arising from the commercial applications of such LED panels after the payment of relevant taxes and certain costs and expenses under the terms of the Licence Agreement. English translations of the Licence Agreement and a letter written by Yukang with regard to the Project are respectively set out in Parts 1 and 2 of the Schedule to this Agreement.

B.	Under the Licence Agreement, Guiding Media is required to provide all financial and other resources and expertise necessary for the building, maintenance and operation of the LED panels and also to market the airtime in the operation of such LED panels for the maximization of business return.

C.	NCN is interested in the participation and investment in business ventures such as the Project and also is in the position to provide the relevant funding for the financing of the Project on the part of Guiding Media.

D.	Guiding Media has proposed to NCN a plan for business co-operation regarding the Project, which is set out hereunder.

E.	The parties hereto have agreed in principle to enter into a binding contract to regulate their respective rights and obligations in their business co-operation in relation to the Project.

NOW IT IS HEREBY AGREED BETWEEN THE PARTIES HERETO AS FOLLOWS:

1.	On the signing of this Agreement NCN shall pay the sum of US$3,000,000 to the Shareholders in equal shares and the Shareholders in consideration of such payment shall jointly and severally procure Guiding Media’s due observance, performance and compliance with all the terms and conditions herein continued and on the part of Guiding Media to be observed, performed or complied with hereunder in particular but without derogation from the generality of the above to procure that Guiding Media shall fulfill its contractual obligations to Yukang under Clause 2 of Section IV of the Licence Agreement.

2.	During the subsistence of the Licence Agreement or the subsistence of the Project, whichever period shall be the sooner to expire, NCN agrees, subject to the terms and conditions of this Agreement, to provide or to procure the provision at its own cost of all funds over and above the sum of US$3,000,000 mentioned in Clause 1 above as shall be required to meet the expenditures arising from the Project and payable by Guiding Media under the Licence Agreement which provision will be subject to Guiding Media’s submission of relevant expenditure forecast and budget for the prior approval of NCN on a monthly basis and on the obtaining of such approvals (which shall not be unreasonably withheld). In addition, such payment will only be made if all requisite approvals of the relevant authorities have been obtained for the commencement of the design, operation or maintenance tasks which require the provision of such expertise and other resources.

3.	During the subsistence of the Licence Agreement or the subsistence of the Project, whichever period shall be the sooner to expire, Guiding Media shall hold regular Project meetings with NCN and table at such meetings all the major decisions to be made by Guiding Media in relation to the setting up, operation, management and maintenance of the Project, including in particular but not limited to all decisions having any implication on the amount which NCN will be required to pay under Clause 2 hereof and/or on the amount of the profits accountable by Guiding Media to NCN hereunder and Guiding Media shall refrain from making any such decision without first obtaining the consensus and approval of NCN.

4.	In consideration of NCN’s entering into this Agreement, Guiding Media agrees to grant an option (which is hereby granted) to NCN to enter into direct agreement with Yukang in terms identical to the Licence Agreement save and except the substitution of NCN in the place of Guiding Media and save and except that the duration of such agreement (“New Agreement”) shall last only for the period from the date of exercise of such option until the same date on which the Licence Agreement would otherwise terminate according to its own terms (“Option”). The Option shall be exercisable by NCN by notice in writing to Guiding Media at any time within a period of 20 years commencing from the date of the Licence Agreement Provided that a sum of US$3,000,000 (“Option Price”) shall be payable by NCN to the Shareholders in equal shares on the signing of the New Agreement and the Cancellation Agreement hereinafter mentioned and upon the obtaining of all approvals and consents from the relevant authorities for the parties to enter into the New Agreement and all requisite approvals and consents of the relevant authorities for the continuation of the Project in the manner set out in the Licence Agreement and the New Agreement notwithstanding the changes to be occasioned by the New Agreement.

5.	Guiding Media covenants with NCN that upon NCN’s exercise of the Option Guiding Media shall procure Yukang to enter into a legally binding New Agreement with NCN on the terms and conditions mentioned above and at the same time enter into a cancellation agreement between itself and Yukang to release each other from the License Agreement (“Cancellation Agreement”) provided that on the due signature of these agreements by all relevant parties and upon the obtaining of all requisite consents and approvals of the relevant authorities NCN shall tender payment of the Option Price to Guiding Media. For the avoidance of doubt, Guiding Media’s obligations towards NCN under these presents shall be conclusively deemed to have been fulfilled and discharged upon the signing of the legally binding New Agreement and Cancellation Agreement in the manner mentioned above.

6.	Guiding Media hereby guarantees to NCN that it has and will throughout the subsistence of the Project and the Licence Agreement and until the signing of the Cancellation Agreement pursuant to an exercise of the Option in the manner mentioned above have retain unfettered all its rights and entitlements under the Licence Agreement and that such agreement is enforceable under applicable law. Guiding Media will not grant any other licence of its rights under the License Agreement or otherwise allow any party other than NCN to participate in the Project.

7.	Guiding Media further agrees to procure the agreement of Yukang to enter into the New Agreement and the Cancellation Agreement in the manner mentioned above and also procure the consent of all relevant government departments and supervising authorities in the People’s Republic of China for Guiding Media Yukang and NCN enter into to the New Agreement and the Cancellation Agreement in the event of NCN exercising its Option hereunder.

8.	During the subsistence of this Agreement NCN shall, subject to its payment of the sum of US$3,000,000 pursuant to Clause 1 hereof, be entitled to receive from Guiding Media and retain for its own benefit a 60% share of the profit and all other forms of commercial gain or benefit to which Guiding Media will from time to time be entitled under the Licence Agreement or which Guiding Media may from time to time receive or obtain in respect of the Project or by virtue of the Licence Agreement (“Profits”). Profits for the purpose of this Agreement shall mean the profits according to the annual audited profit and loss account of the Project to be prepared by a certified public accountant the choice of whom will be subject to the prior approval of NCN from time to time being obtained. Profits will be distributed by Guiding Media to NCN on a half-yearly basis based on the management accounts of the Project with further adjustments on annual basis as appropriate based on the Audited Accounts. Late distribution of such profits by Guiding Media which extends beyond 15 days after the due day for payment will carry a daily delinquent interest of 0.1% on the outstanding balance of such distributable profits. Guiding Media shall tender payment to or otherwise transfer to NCN that 60% share of the Profits mentioned above every half year.

9.	This Agreement shall be effective immediately on signing and shall remain in effect for the full term of 20 years commencing from the date of the Licence Agreement or until the date of signing of the New Agreement and the Cancellation Agreement by the relevant parties to the exercise of the Option by NCN, whichever shall be the sooner event to occur. Upon the exercise of the Option and the signing of the New Agreement and the Cancellation Agreement in the manner mentioned above this Agreement shall be deemed to have fulfilled its purpose and ceased to have any further effect. The Project is conclusively presumed for the purpose of this Agreement to have commenced on the date on which the conditions set out in Clause IV – 3 of the Licence Agreement have been fulfilled.

11.	This Agreement shall take effect and be interpreted according to the laws of the People’s Republic of China and the parties hereto hereby submit to the non-exclusive jurisdiction of the courts of law in the People’s Republic of China.

THE SCHEDULE ABOVE REFERRED TO

Part 1
English Translation of a Cooperation Agreement written in Chinese

Cooperation Agreement
made between

Party A: Shanghai Yukang Advertising Company Limited
Address:
Representative of Corporation:

and

Party B: Guiding Media Advertising Limited
Address:
Representative of Corporation:

I:          Background of the Business Cooperation

Party A has assumed responsibility for and obtained the relevant approval of the local government of the Changning District in the City of Shanghai for a project to build LED panels at outdoor locations within this district.  The plan is to build 120-odd LED panels by the year 2007, mainly for the broadcasting of information of communal interest and commercial advertisements and to make available to members of the public both types of information. This will be accomplished through a mode of service combining network technology with more traditional forms of communication and with a view to promote the development of service industries in an urban environment through information technology.

In order to meet the needs for urban renewal of the Changning District, to speed up the completion of the installation of the LED panels at outdoor locations and to enhance the commercial effectiveness of such operation, Party A and Party B have entered into serious negotiation based on the principles of “pooling of resources, mutual reinforcement utilizing the strength of each party, equality and mutual benefits and synergic development.”  Party A and Party B have reached agreement on the formation of a strategic partnership for the investment in, management and operation of the project for the installation of the outdoor LED panels mentioned above (“Project”), and shall strive to build together a platform for investment in and the financing, management and operation of the Project using modern corporate management models in the professional operations and management of the Project, and also with a view to produce the utmost benefit to society whilst attaining the best return in such business venture.

II:         The Basis of Business Cooperation

  The joint venture hereunder shall last for a duration of 20 calendar years.

  Party B shall be responsible for the design of the LED panels and for providing all the required capital in the installation and operation of the 120 LED panels envisaged hereunder and to ensure that the installation and operation of the relevant LED panels will be technologically and instrumentally safe and secure.

  Party B shall be responsible for the acquisition of the relevant equipment and undertake to complete the installation of each LED panel in the Project within one and half calendar months of the issue of the relevant papers by the government giving approval for such installation.  If the relevant installation is not completed within the abovementioned period of time for any reason attributable to Party B, then the computation of the business return to Party A hereunder shall not be affected by such delay.

  Party A shall procure the issue by the relevant supervisory departments of the government of all the papers and approvals required for the installation and maintenance of the LED panels.  Separate contracts shall be signed accordingly for the installation and maintenance of the LED panels.  For the purpose of this Agreement, the relevant supervisory departments shall be the Town Planning Bureau of the Changning District of Shanghai, the City Façade Management Bureau of the same district and the Commerce and Industries Bureau of the same district.

  Part of the airtime of the LED panels will be used to broadcast information of communal interest.  The remainder of the airtime will be used for commercial advertisement.

  As the investor of the Project Party B shall have the exclusive right to manage and operate the same in respect of all the 120 LED panels for the duration of 20 years.

  As the investor of the Project Party B shall have the ownership of the all property and proprietary interests of the 120 LED panels.

  Party A shall be placed on the highest level of agency regarding the media in the Project and shall be entitled to the best agency discount amongst all the agents for such media.

III:        Form of Business Cooperation

  Party A agrees that 4 LED panels will be installed at locations to be confirmed by both parties once the investment from Party B under this Agreement is made available according to the terms hereof.

  Party B shall have the exclusive right to manage and operate the Project in respect of all the 120 LED panels.

  Party B shall set up a new company to take up the management and operation in the Project.  Once the new company has been set up Party B shall transfer all its management rights hereunder into the new company.

IV:       Distribution of Profits and Payment of Expenses

  Detailed arrangements concerning the payment of expenses in relation to the LED panels in the Project are set out in the “Agreement on Payment of Expenses” which has been signed by the parties hereto.

  Party B undertakes to Party A to provide the sum of RMB1,000,000.00 as a security deposit for its participation in this Project of LED panels; detailed arrangements concerning the payment of this sum are set out in the “Agreement for Payment of Expenses.”

  Party B undertakes to Party A that, in addition to the various other expenses to be borne by Party B, Party A will be provided with a business return of RMB1,000,000.00 from the Project within the period of one calendar year after the completion of the Project installation and that in the second and third years after the completion of the Project installation such business return will be RMB2,000,000.00 per year respectively and that from the fourth year after the completion of the Project onward such business return will be increased by 10% every three calendar years.  For the computation under this clause the first year after the completion of the Project installation shall be presumed to start to run on the fulfillment of two conditions, namely, when the installation of the first 4 LED panels have been completed and upon the issue of governmental papers for the approval of installation of up to 85% of the 120 LED panels in the Project.

  Party B undertakes to pay the Public Works Office of the Changning District in Shanghai the sum of RMB360,000.00 on annual basis once this Agreement has started to take effect and to continue to do so annually during the subsistence of this Agreement.  The detailed arrangements for such payment will be worked out with regard to the progress of work and by separate agreement with the Public Works Office of the Changning District.

V.  Other Terms

  Both parties hereto regard the other party as the only joint venture partner in this Project for the buildup and management of the LED panels under the Project and will not be allowed to enter into any other form of business association with any third party in relation to the same matter.

  Neither party may disclose the contents of this Agreement nor the matters hereby concerned to a third party without the mutual consent of both parties hereto.  If any party should act in violation of this covenant, such party in breach of the covenant shall be fully liable legally and financially for all consequences thereby occasioned.

  This Agreement shall take effect from the date on which both Party A and Party B have signed the same.

  This Agreement is signed in four identical counterparts, each of Party A and Party B shall retain two of the counterparts and all counterparts shall have the same legal effect.

  All matters that have not been adequately provided for in the terms of this Agreement may be resolved by friendly negotiation between the parties hereto and upon the parties reaching consensus on such matter, may be put into a legal document as a supplement to these presents.  Supplementary agreements like that shall have legal effects equal to this Agreement.
Party A:	Party B:
Yukang Advertising Company Limited	Guiding Media Advertising Limited

Date of signing:	Date of signing:
14 September 2006	14 September 2006

Part 2
English Translation of a letter written in Chinese by Yukang will regard to the Project

(Translation of a letter written in Chinese)

To: Guiding Media Advertising Limited (“Guiding Media”)

Our company, Shanghai Yukang Advertising Company Limited (“Yukang”) is formed in October, 1994 by Shanghai New Changning (Group) Company Limited and its holding company.  Our company is the only company within the group of Shanghai New Changning (Group) Company Limited which is engaged in the advertising business. 51% of the equity share of our company is owned by Shanghai New Changning (Group) Company Limited.  Shanghai New Changning (Group) Company Limited is a major state-owned enterprise with a total asset in excess of RMB690,000,000.00 and is held as to 59% of its equity shares by Shanghai Changning Investment Company Ltd., its business covers a portfolio of commercial properties in the Changning Distinct of Shanghai comprising 70% of the state-owned commercial land properties in that district.

Yukang has submitted to the district governmental authority of Changning District in the City of Shanghai a project proposal for the establishment of 120 LED panels on street level at prime commercial locations within the District (outdoor LED visual media).  Yukang shall be responsible for this project which will last for a duration of 20 years, being responsible for its setting up and the obtaining of business permits and the preparation of audited accounts on annual basis and to be responsible for the outdoor work involved in the setting up of the Project.  On obtaining the requisite approval of the government Yukang will build some of the LEDs at certain locations as a pilot project and thereafter proceed to complete the setting up of the Project according to the speed of construction and as relevant business permits are issued in due course.

Guiding Media shall be involved as an investor in the development, submission for and obtaining of requisite approval; construction; management and maintenance of the Project and owns the exclusive management right of the project.  Guiding Media owns complete proprietary right regarding its investment in the project.  Besides the payment of requisite governmental fees in respect of the project Guiding Media shall also pay to Yukang an annual fee of mutually agreed amounts which will be used to obtain the transfer of all the permits in respect of the Project.

Shanghai Yukang Advertising Company Limited

(Signed and chopped)

Dated this 16th November, 2006

(End of Schedule)

IN WITNESS of the above the parties hereto have signed this Agreement on the date and in the year first above mentioned.

SEALED with its Common Seal                                    )
and SIGNED and DELIVERED                                   )
by Guiding Media Advertising Limited       )
by its authorized person,                                                           )
in the presence of: -                                                                  )

SEALED with its Common Seal                                    )
and SIGNED and DELIVERED                                   )
by NCN Management Services Limited                        )
by its authorized person,                                                           )
in the presence of: -                                                                  )

SIGNED and DELIVERED                               )
by Wilson Hao                                                            )
                                                                              )
and                                                                        )
                                                                              )
by Kevin Liu                                                        )
in the presence of: -                                             )